                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT



        This Employment Agreement is made and entered into by and between SpatiaLight, Inc. a New York Corporation (the "Company") and Miles L. Scott ("Scott") as of December 31, 1999 (the "Effective Date").


1.      POSITION AND DUTIES:

        1.1 The Company has employed Scott in the position of Vice President Manufacturing/Engineering since October 15, 1998. In this position, Scott has and will continue to report to the Company's President.

        1.2 Scott agrees to devote his time, energy and skill to his duties at the Company. These duties shall be commensurate and consistent with that of the Vice President Manufacturing/Engineering as well as any other duties that may be assigned to Scott from time to time. The Company and Scott acknowledge that Scott will be devoting some of his time to Chronomotion Imaging Applications, Inc. ("Chronomotion").

2.      COMPENSATION:

        2.1 Base Salary: Scott will be paid an annual salary of $175,000, less applicable withholding, in accordance with the Company's normal payroll procedures. Scott's salary will be reviewed by the Board of Directors (the "Board") on approximately an annual basis, and is subject to an increase adjustment based upon various factors including, but not limited to Scott's performance and the Company's profitability.


        2.2 Performance Bonus Plan: Scott will be eligible to participate in the Company's performance bonus plan (the "Bonus Plan"), and this bonus will be governed by the terms of the Company's standard Bonus Plan in effect at the time. Any executive bonus plan shall be at the discretion of the compensation committee.

        2.3 Equity Stake: The Board has approved the issuance to Scott of an option to purchase a total of 125,000 shares of the Company's common stock (the "Options") in accordance with Company's Stock Option Plan (the "Plan"). The Plan provides that fifty (50) percent of the options vest on November 6, 1999 and the remaining fifty (50) percent of the options vest on

               November 5, 2000. Upon the execution of this Agreement the Options shall be amended to provide that in the event of a Change of Control of the Company, all of the options issued pursuant to the Options shall become fully vested as of the date of the Change of Control. In the event of Scott's death all Options shall become fully vested as of that date, and ownership shall be held by Scott's beneficiary. On December 31, 1999 the Board granted an additional 125,000 options which will vest over a 3-year period based upon performance milestones set and agreed upon by the Compensation Committee of the Board and Scott.

        2.4 Additional Provisions. The Options shall be amended to contain, the following additional provisions: (i) in the event of a Change of Control (as defined below) of the Company, all of the unvested shares shall become vested immediately prior to the Change in Control. For purposes of this Agreement, a "Change of Control" shall mean an "Ownership Change Event" (as defined below) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

               For purpose of this Agreement, an "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company:

                      (a) The direct, indirect sale, exchange, merger or
               consolidation in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

                      (b) The sale, exchange, or transfer of all or
               substantially all of the assets of the Company; or

                      (c)    A liquidation or dissolution of the Company.

        2.5 Benefits: Scott will be entitled to participate in all of the Company's benefit plans, as those plans may change from time to time, on the same terms as all other employees of the Company.

        2.6 Vacation: Scott is granted four (4) weeks of paid vacation yearly.

        2.7 Life Insurance: The Company will obtain insurance for Scott in the amount of three (3) times his annual salary with proceeds going to his beneficiary in the event of his death.

        2.8 Relocation Expenses: The Company shall reimburse Scott for the reasonable expenses associated with the relocation of his home to the San Francisco Bay Area. To the extent practicable, the Company will directly pay the individuals or companies providing the services described herein. These relocation expenses shall be limited to 25% of annual salary.

3.      TERMINATION

        3.1 Terms: Scott's employment with the Company pursuant to this Agreement is subject to the provisions regarding termination set forth in Sections 3.2 and 3.3 and may be terminated by Scott or the Company at any time. In the event that either party elects to terminate this Agreement benefits shall be provided as set forth in Sections 3.2 and 3.3.

        3.2 Voluntary Termination: In the event Scott voluntarily resigns from his employment with the Company, Scott shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 above, through the date of this termination.

        3.3 Involuntary Termination: In the event of the termination of Scott's employment by the Company for the reasons set forth below, Scott shall be entitled to the following:

               a. Termination for Cause: If Scott's employment is terminated by the Company for cause as defined below, Scott shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2, through the date of Scott's termination.

               For the purposes of this Agreement, a termination "for cause" occurs if Scott's' employment is terminated for any of the following reasons:

                      (1) theft, dishonesty, or falsification of any employment or Company records;

                      (2) conviction of a felony or any act involving moral turpitude;

                      (3) consistent poor performance, as determined by the Board;

                      (4)     improper disclosure of the Company's
                              confidential or proprietary information;

                      (5) any intentional act by Scott that has a material detrimental effect on the Company's reputation or business;

                      (6) Any material breach of this Agreement, which breach, if curable, is not cured within thirty
                              (30) days following written notice of such breach from the Company.

               b. Termination for Other Than Cause: If Scott's employment is terminated by the Company for any reason other than cause, Scott shall be entitled to continuation of Scott's salary and all other benefits, including, but not limited to, vesting in all stock options, for nine-months following the termination of Scott's employment.


4. TERM OF EMPLOYMENT: Scott's employment by the Company as set forth herein shall commence on the date of this agreement and shall continue thereafter for a period of 1 year unless and otherwise terminated pursuant to provisions of
Section 3 above. Notwithstanding the foregoing, the term shall be automatically renewed upon the same terms and conditions contained herein, for consecutive periods of one year each upon expiration of the immediately preceding term unless and until either party elects not to so renew this agreement by delivering written notice to the other party not less than 30 days prior to the end of the term. In the event of a "Change of Control" of the Company, outlined in Sections 2.4 and 2.5, the terms of this Employment Agreement shall remain in effect.


5. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of Scott's employment with the Company, Scott has signed the Company's proprietary information and assignment of inventions agreement and Scott has and agrees to continue to comply with the terms of that agreement.


6. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Scott and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Scott acknowledges by accepting this arbitration provision he is waiving any right to a jury trial in the event of such a dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

7. ATTORNEYS' FEES: The prevailing party shall be entitled to recover from the losing party it's attorney's frees and costs incurred in any action brought to enforce any right arising out of this Agreement.


8. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.


9. ASSIGNMENTS: In view of the personal nature of the services to be performed Under this Agreement by Scott, Scott shall not have the right to assign or transfer any of his obligations under this Agreement.


10. ENTIRE AGREEMENT: This Agreement, along with any agreements referred to in paragraph 2, relating to stock options, and paragraph 5, relating to proprietary information and assignment of inventions, sets forth the entire agreement between Scott and the Company regarding the terms and conditions of Scott's employment, and supersedes all prior negotiations, representations or agreements between Scott and the Company regarding Scott's employment, whether written or oral.

11. REPRESENTATIONS: Scott acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.


12. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Scott and an authorized member of the Board.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                            SPATIALIGHT, INC.


By: /s/ MILES L. SCOTT                      By: /s/ ROBERT OLINS
   --------------------------------            ---------------------------------
       Miles L. Scott                              Robert Olins, Director


                                            By: /s/ STEVEN TRIPP
                                               ---------------------------------
                                                   Steven Tripp, Director